UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 24, 2018

Hines Global REIT, Inc.
__________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53964	26-3999995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement

On July 24, 2018, Hines Global REIT Properties LP (the “Operating Partnership”), a subsidiary of Hines Global REIT, Inc. (“Hines Global” or the “Company”), entered into a Membership Interests Purchase and Sale Agreement (the “Germany Agreement”) with Gemini German Majority Holdco S.à r.l. and Gemini German Minority Holdco S.à r.l. (together, the “Germany Purchasers”), pursuant to which the Operating Partnership will sell to the Germany Purchasers all of the membership interests in its wholly-owned subsidiaries that own the properties in the Fiege Mega Centre, the Harder Logistics Portfolio, and the Simon Hegele Logistics property (collectively, the “German Logistics Properties”) . Fiege is a logistics facility located in Erfurt, Germany. The Harder Logistics Portfolio is comprised of three logistics facilities located in Duisburg, Karlsdorf, and Nuremburg, Germany. The Simon Hegele Logistics property is a logistics facility located in Forchheim, Germany. The Germany Purchasers are part of the Blackstone Group and are not affiliated with Hines Global or its affiliates.

Immediately following the execution of the Germany Agreement, on July 25, 2018, five wholly-owned subsidiaries of the Operating Partnership (the “Poland Sellers”) entered into a Notarial Deed and Preliminary Sale and Purchase Agreement Relating To Enterprises (the “Poland Agreement”) with Gemini Poland Holdco S.à r.l. (the “Poland Purchaser”), pursuant to which the Poland Sellers will sell to the Poland Purchaser, the Poland Logistics Portfolio. The Poland Logistics Portfolio is comprised of five logistics facilities located in Warsaw, Katowice, and Wroclaw, Poland. The Poland Purchaser is a part of the Blackstone Group and are not affiliated with Hines Global or its affiliates.

The contract sales price for the German Logistics Properties and the Poland Logistics Portfolio is expected to be approximately €450.0 million in aggregate, exclusive of transaction costs and closing prorations. The Germany Purchasers and Poland Purchaser (together, the “Blackstone Purchasers”) funded earnest money deposits in the aggregate of €45.0 million. The Blackstone Purchasers may be entitled to a return of their earnest money deposits if the Sale Agreements (as defined below) are terminated under certain conditions, pursuant to the terms of the Sale Agreements.

The sales to be completed pursuant to the Germany Agreement and the Poland Agreement (collectively the “Sale Agreements”), are being treated as one combined transaction. Hines Global expects the closing of the sale of the German Logistics Properties to occur in August 2018 and the closing of the sale of the Poland Logistics Portfolio to occur in September 2018, subject to a number of closing conditions. The Sale Agreements contain cross default provisions, such that the closing of the sale under the Poland Agreement is subject to the consummation of the sale under the Germany Agreement and the Germany Agreement will automatically terminate if the Poland Purchaser determines to terminate the Poland Agreement. The Blackstone Purchasers have the right, until the sale under the Germany Agreement is completed, to terminate the Sale Agreements if there is a material adverse change at one or more of the properties. In addition, the Sale Agreements are subject to customary closing conditions as well as requirements to make certain filings with, and obtain certain approvals from, certain government agencies and authorities in Germany and Poland. There is no guarantee that these sales will be consummated.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential sale of the property described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk that the closing conditions might not be satisfied, the risk associated with the possibility that the Purchaser may determine not to close on the acquisition, and other risks described in the “Risk Factors” section of Hines Global’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by Hines Global’s other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global REIT, Inc.

July 30, 2018	By:	/s/ J. Shea Morgenroth
Name: J. Shea Morgenroth
Title: Chief Accounting Officer and Treasurer